Wyoming Secretary of State

For Office Use Only

WY Secretary of State FILED: May 16 2018 2:45PM

Original ID: 2018-000803973

2020 Carey Avenue

Suite 700

Cheyenne, WY 82002-0020

Ph. 307-777-7311

Profit Corporation Articles of Incorporation

I.The name of the corporation is:

KOU YOU KAI, LTD.

II.The name and physical address of the registered agent of the corporation is:

Mountain Business Center, LLC 690 S Hwy 89 Ste 200

Jackson, WY 83001

III.The mailing address of the corporation is:

Box 10400

Jackson, WY 83002

IV.The principal office address of the corporation is:

690 S Highway 89, Suite 201

Box 10400

Jackson, WY 83002

V.The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares:100,000,000	Common Par Value:	$0.0010
Number of Preferred Shares:10,000,000	Preferred Par Value:	$0.0010

VI.The name and address of each incorporator is as follows:

Brunson Chandler & Jones

175 South Main Street, Suite 1410, Salt Lake City, Utah 84111

VII.Indemnification.

The Corporation shall indemnify the directors, officers, agents and employees of the Corporation in the manner and to the full extent provided in the General Corporation Law of the State of Wyoming. Such indemnification may be in addition to any other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or directors, any provision of these Articles or otherwise. The directors, officers, employees and agents of the Corporation shall be fully protected individually in making or refusing to make any payment or in taking or refusing to take any other action under this Article VII.

VIII.The Corporation’s preferred stock may be issued through resolutions adopted by the Board of Directors to issue the preferred stock in one or more series providing for the issuance of the shares, to determine such voting powers, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Wyoming law. No vote of the holders of the preferred stock or common stock shall be prerequisite to the issuance of any shares of any series of preferred stock authorized by and complying with the conditions in this Article VIII, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the corporation.

Signature:/s/Date: 05/16/2018

STATE OF WYOMING
Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

KOU YOU KAI, LTD.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **16th** day of **May, 2018** at **2:45 PM.**

Remainder intentionally left blank.

GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 05/16/2018

Edward A. Buchanan
Secretary of State

Filed Online By:

calie jones

on 05/16/2018